Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Alberto Shaio

President & CEO

ashaio@trans-lux.com

212.897.2224

Trans-Lux Corporation Announces Extension of Rights Offering

NEW YORK, NY (February 25, 2019) – Trans-Lux Corporation (OTC Pink: TNLX) (“Trans-Lux”), a leading supplier of digital displays and next generation LED lighting, today announced that it has extended the expiration date of its previously announced rights offering to 5:00 p.m., Eastern Time, on March 1, 2019.

Under the terms of the rights offering, Trans-Lux distributed one non-transferable subscription right to purchase one share of common stock for each share of Trans-Lux’s common stock owned at 5:00 p.m., Eastern Time, on January 25, 2019, the record date for the rights offering.  Each subscription right entitles the holder to purchase one share of common stock at a subscription price of $1.00 per share.  The rights offering also includes an over-subscription right, which entitles each rights holder that exercises its basic subscription rights in full to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to certain limitations.

If all of the subscription rights are exercised and all the shares of common stock offered are sold, the gross proceeds from the rights offering will be approximately $2.5 million.  Trans-Lux intends to use the net proceeds from the rights offering for the repayment of certain debt and for payment of certain contributions under its defined benefit pension plan, with the remainder to be used for general corporate purposes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, and there will be no sale of any securities in any state in which such an offer, solicitation, or purchase would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state.  The offer of the shares of common stock issuable upon exercise of the rights is made only by means of the prospectus dated February 5, 2018 forming a part of Trans-Lux’s registration statement filed with and declared effective by the SEC, and related documents.  A copy of the prospectus may be obtained, free of charge, on the SEC website at www.sec.gov, or by contacting the information agent for the rights offering, Morrow Sodali LLC, by email at tnlx@morrowsodali.com or by telephone at (800) 662-5200.  Banks and brokerage firms also may contact Morrow Sodali LLC at (203) 658-9400.  Before you invest, you should carefully read the prospectus and other documents Trans-Lux has filed with the SEC for more complete information about Trans-Lux and the rights offering.

About Trans-Lux

Trans-Lux Corporation is a leading manufacturer and innovator of LED small and large pitch LED digital video displays and Data Walls, serving primarily the financial, entertainment, retail, gaming, education, government, and commercial markets. Trans-Lux’s Fair-Play Scoreboards business unit provides scoreboards and scoring systems within the sports industry, providing comprehensive video display solutions for any size venue’s indoor and outdoor display needs. For more information please visit www.Trans-Lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.